BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
     Reported as follows (unaudited) for the Quarter ended December 31, 2003
                ($000 Omitted Except for Net Earnings Per Share)


                     For the Three Months Ended December 31,
                     ---------------------------------------


                                                               2003        2002
                                                               ----        ----

Net sales                                                    $16,408     $14,356
Gross profit                                                   5,356       5,454
Operating expenses                                             3,258       2,763
                                                             -------     -------
Earnings from operations                                       2,098       2,691
Other expense                                                     46          70
                                                             -------     -------
Earnings before income tax expense                             2,052       2,621
Income tax expense                                               654       1,002
                                                             -------     -------
Net earnings                                                 $ 1,398     $ 1,619
                                                             =======     =======

Basic net earnings per common share                          $  0.29     $  0.34
Diluted net earnings per common share                        $  0.28     $  0.33


                    For the Twelve Months Ended December 31,
                    ----------------------------------------


                                                             2003          2002
                                                             ----          ----

Net sales                                                  $61,875       $60,197
Gross profit                                                21,152        23,310
Operating expenses                                          12,137        11,125
                                                           -------       -------
Earnings from operations                                     9,015        12,185
Other expense                                                  252           340
                                                           -------       -------
Earnings before income tax expense                           8,763        11,845
Income tax expense                                           3,125         4,429
                                                           -------       -------
Net earnings                                               $ 5,638       $ 7,416
                                                           =======       =======

Basic net earnings per common share                        $  1.17       $  1.56
Diluted net earnings per common share                      $  1.13       $  1.50

Balchem Corporation (AMEX:BCP)                                            Page 2



     Net sales for the fourth quarter ending December 31, 2003 were a record $16.4 million, an increase of 14.3%, as compared to $14.4 million reported for the comparable period last year. Net earnings for the fourth quarter, however, were $1.4 million, or $0.28 per diluted share, compared with net earnings of $1.6 million, or $0.33 per diluted share, reported for the same period last year. Net earnings for this quarter were negatively impacted by a one-time organizational charge of approximately $0.4 million pre-tax that, if stated without these charges, would reflect an earnings per diluted share of $0.33, which would be flat with the prior year quarter.

     The fourth quarter net sales closed the fiscal year ended December 31, 2003, at a record $61.9 million, an increase of 2.8% over the net sales of $60.2 million reported for the prior comparable period. While the fourth quarter net earnings rebounded sequentially from the third quarter, they were not strong enough to offset the shortfall of the second and particularly third quarter net earnings. Net earnings for the fiscal year ended December 31, 2003 were $5.6 million, or $1.13 per diluted share, compared with net earnings of $7.4 million, or $1.50 per diluted share, for the comparable prior year.

     For the fourth quarter of 2003, the ARC Specialty Products segment generated earnings from operations of approximately $2.7 million on record sales of $7.2 million. Net sales were 24.7% higher than the prior year comparable quarter and earnings from operations were 37.4% higher. These results were largely driven by increased sales volume of ethylene oxide for medical device sterilization and sales of single use ethylene oxide canisters for sterilization use in medical facilities. The BCP Ingredients segment, which markets unencapsulated choline supplements to the feed industry, recorded sales of $3.1 million in the fourth quarter of 2003, increasing 30.9% over sales of the prior year comparable quarter, driven by increased sales volume in liquid and dry choline as well as other derivative products. BCP Ingredients earned approximately $0.10 million compared to $0.08 million earned in the prior year quarter. Sales of the Encapsulated/ Nutritional Products segment declined approximately $0.1 million to $6.1 million, a decline of 1.8% from the $6.2 million of sales in the prior year comparable quarter, while the earnings declined $1.3 million from a $0.6 million profit in the fourth quarter of 2002 to a loss of $0.7 million in the current period.

     The Encapsulated/Nutritional Products segment continues to be challenged. Customers and prospects have postponed marketing launches of new products in the U.S. food market. In addition, increased competition in both the Domestic and International food markets during the quarter continue to result in lower volumes sold and lower average selling prices which contributed to the erosion in profit margins for this segment. We saw sales of the Reashure product by our Animal Nutrition and Health group begin to move up with the improved state of the dairy economy. As noted in an earlier press release, the Company has responded to market conditions by making several organizational changes. These changes were effected late in the fourth quarter in an effort to refocus our commercial efforts, reduce operating expenses and improve the overall financial performance of this segment.

     Consolidated gross profit in the quarter ended December 31, 2003 declined $0.1 million, or 1.8%, over the comparable prior year due largely to the decline in sales volume and lower margin product mix in the Encapsulated/Nutritional Products segment as noted above. Operating (Selling, R&D, and Administrative) expenses were $3.3 million in the quarter, or 19.9% of net sales, as compared to 19.2% of net sales in the prior year quarter.

     Our balance sheet ratios and cash flow continued to be strong in the quarter. For the fiscal year ended December 31, 2003, the Company reduced long term debt, as scheduled, by $1.7 million from $9.5 million to $7.8 million. As previously noted, we continued to reduce inventory levels, ending the year at $6.0 million. Our cash balance closed at $9.2 million, an increase of $7.5 million for the year.

Balchem Corporation (AMEX:BCP)                                            Page 3



Outlook
     Commenting on the outlook for 2004, Dino A. Rossi, President and CEO of Balchem, said "Strength in the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments should continue. Our Encapsulated/Nutritional Products segment sees signs of some volume improvement in the domestic food sector and a rebounding dairy economy. This segment should improve in early 2004 compared to the first six months of 2003. With the recent organizational changes, we expect to see improved market focus and intend to continue our efforts to exploit our technology in each business segment. We now expect modest consolidated earnings growth for the early part of 2004 compared to 2003, with more significant growth later in the year coinciding with continued improvement in the Encapsulated/Nutritional Products segment."

Quarterly Conference Call
     A quarterly conference call will be conducted on Thursday, February 12, 2004, at 2:00 PM ET to review fourth quarter 2003 results. Dino A. Rossi, Balchem's President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing 888-896-0863 ten minutes prior to the scheduled start time of the conference call. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.

Segment Information
     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and Unencapsulated Feed Supplements. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. The Unencapsulated Feed Supplements segment (through BCP Ingredients, Inc.) manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Use of Non-GAAP Financial Measures
     This press release includes a financial measure for earnings per share that excludes certain, tax-effected, one-time organizational changes. The Company is providing this non-GAAP financial measure as the Company believes that this measurement provides a consistent basis for comparison between quarters. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward Looking Statements
     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2002. Forward-looking statements are qualified in their entirety by the above cautionary statement . Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact: Jackie Powell, Investor Relations Coordinator, Telephone: 845-326-5635

Balchem Corporation (AMEX:BCP)                                            Page 4

                                              Selected Financial Data
                                                   ($ in 000's)

Business Segment Net Sales:
-----------------------------------------------------------------------------------------------------------------------
                                               Three Months Ended                        Twelve Months Ended
                                                   December 31,                              December 31,
                                               2003                2002                   2003                2002
-----------------------------------------------------------------------------------------------------------------------
ARC Specialty Products                  $      7,159        $      5,741           $     26,163        $     22,028
Encap/Nutritional Products                     6,100               6,209                 24,043              27,990
BCP Ingredients, Inc                           3,149               2,406                 11,669              10,179
-----------------------------------------------------------------------------------------------------------------------
Total                                   $     16,408        $     14,356           $     61,875        $     60,197
-----------------------------------------------------------------------------------------------------------------------


Business Segment Earnings (Loss):
-----------------------------------------------------------------------------------------------------------------------
                                               Three Months Ended                        Twelve Months Ended
                                                   December 31,                               December 31,
                                               2003                2002                   2003                2002
-----------------------------------------------------------------------------------------------------------------------
ARC Specialty Products                  $      2,666        $      1,941           $      9,409        $      7,240
Encap/Nutritional Products                      (671)                666                   (962)              5,118
BCP Ingredients, Inc                             103                  84                    568                (173)
Other income (expense)                           (46)                (70)                  (252)               (340)
-----------------------------------------------------------------------------------------------------------------------
Total                                   $      2,052        $      2,621           $      8,763        $     11,845
-----------------------------------------------------------------------------------------------------------------------


Selected Balance Sheet Items
                                               December 31,       December 31,
                                                  2003               2002
                                                  ----               ----
Cash & Investments                               $  9,239          $  1,731
Accounts Receivable                                 7,233             7,159
Inventories                                         5,961             7,238
Other Current Assets                                1,198             2,683
                                                 --------          --------
Current Assets                                     23,631            18,811

Property, Plant, & Equipment (net)                 25,636            25,852
Other Assets                                        7,639             8,635
                                                 --------          --------
Total Assets                                     $ 56,906          $ 53,298
                                                 ========          ========

Current Liabilities                              $  6,075          $  7,927
Long-Term Debt                                      7,839             9,581
Other Long-Term Obligations                         3,211             2,521
                                                 --------          --------
Total Liabilities                                  17,125            20,029

Stockholders' Equity                               40,285            34,680
Less:  Treasury Stock @ Cost                         (504)           (1,411)
                                                 --------          --------
Net Stockholders Equity                            39,781            33,269

                                                 --------          --------
Total Liability and Stockholders' Equity         $ 56,906          $ 53,298
                                                 ========          ========